Fresh Del Monte Produce Inc.

For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433
FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Third Quarter 2018 Financial Results

CORAL GABLES, FL. - October 30, 2018 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the third quarter ended September 28, 2018. The Company reported a loss per diluted share of $0.44 for the third quarter 2018, compared with earnings per diluted share of $0.23 in the third quarter of 2017. The Company reported an adjusted net loss per diluted share of $0.14 in the third quarter of 2018, compared with adjusted earnings per diluted share of $0.24 in the third quarter of 2017.
"We delivered a 12% increase in net sales during the third quarter, led by a solid contribution from our recent acquisition of Mann Packing,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "Our operations continue to recover from previously disclosed challenges earlier in the year. We benefited from the progress of our diversification strategy, innovation efforts, and global presence while keenly focusing on creating greater efficiencies throughout our organization.”
Net sales for the third quarter of 2018 were $1,069.5 million, compared with $952.7 million in the third quarter of 2017. Net sales, compared with the prior year period, increased in the Company's other fresh produce and prepared food business segments, primarily due to contributions from the Company's Mann Packing business, partially offset by lower net sales in the Company's banana business segment.
Gross profit for the third quarter of 2018 was $52.6 million, compared with $58.3 million in the third quarter of 2017. The decrease in gross profit was the result of lower gross profit in the Company's other fresh and prepared food business segments, principally due to lower selling prices in the Company's other fresh produce business segment and higher ocean freight and production costs. The decrease in gross profit was partially offset by higher selling prices in the Company's banana business segment, along with favorable exchange rates.
Operating loss for the third quarter of 2018 was $11.3 million, compared with operating income of $16.7 million in the third quarter of 2017. Adjusted operating income was $3.2 million in the third quarter of 2018, compared with adjusted operating income of $17.1 million in the third quarter of 2017. The decrease was primarily due to higher asset impairment and other charges, net; and higher selling, general and administrative expenses as a result of the acquisition of Mann Packing.
Net loss attributable to Fresh Del Monte Produce Inc. for the third quarter of 2018 was $21.5 million, compared with net income attributable to Fresh Del Monte Produce Inc. of $11.5 million in the third quarter of 2017. Adjusted net loss was $7.0 million in the third quarter of 2018, compared with adjusted net income of $11.9 million in the third quarter of 2017. The change was primarily the result of lower operating income and higher interest expense, partially offset by lower provision for income taxes.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended

Statement of Operations:	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
Net sales	$1,069.5	$952.7	$3,448.0	$3,132.2
Cost of products sold	1,016.9	894.1	3,210.4	2,851.0
Other charges	—	0.3	0.2	0.6
Gross profit	52.6	58.3	237.4	280.6

Selling, general and administrative expenses	49.4	41.2	147.9	131.0
Gain on disposal of property, plant and equipment, net	—	(0.3)	(5.9)	(1.2)
Asset impairment and other charges, net	14.5	0.7	36.4	0.7
Operating (loss) income	(11.3)	16.7	59.0	150.1

Interest expense, net	6.8	1.0	16.1	3.7
Other expense, net	2.4	1.0	13.1	1.6

(Loss) income before income taxes	(20.5)	14.7	29.8	144.8

Provision for income taxes	0.7	4.2	13.4	18.9
Net (loss) income	$(21.2)	$10.5	$16.4	$125.9

Less: Net income (loss) attributable to redeemable and noncontrolling interests	0.3	(1.0)	4.3	(1.2)
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(21.5)	$11.5	$12.1	$127.1

Net (loss) income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$(0.44)	$0.23	$0.25	$2.51

Net (loss) income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$(0.44)	$0.23	$0.25	$2.49

Dividends declared per ordinary share	$0.15	$0.15	$0.45	$0.45

Weighted average number of ordinary shares:
Basic	48,570,696	49,976,752	48,701,840	50,589,103
Diluted	48,570,696	50,254,453	48,913,435	50,951,643

Selected Statement of Operations Data:
Depreciation and amortization	$28.4	$20.3	$73.0	$60.5

Non-GAAP Measures (per share)(1):
Reported net (loss) income - Diluted	$(0.44)	$0.23	$0.25	$2.49
Other charges	—	0.01	—	0.01
Asset impairment and other charges, net	0.30	0.01	0.74	0.01
Gain on sale and disposal of assets, net	—	(0.01)	(0.12)	(0.03)
Adjusted net (loss) income - Diluted	$(0.14)	$0.24	$0.87	$2.48

(1) Refer to Non-GAAP measures section for further reconciliation of Non-GAAP measures.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 28, 2018				September 29, 2017
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Other fresh produce	$584.9	55%	$37.7	72%	$468.0	49%	$44.4	76%
Banana	397.4	37%	10.3	19%	409.2	43%	5.7	10%
Prepared food	87.2	8%	4.6	9%	75.5	8%	8.2	14%
	$1,069.5	100%	$52.6	100%	$952.7	100%	$58.3	100%

	Quarter ended
Net Sales by Geographic Region:	September 28, 2018		September 29, 2017

North America	$709.3	66%	$576.9	61%
Europe	137.5	13%	134.7	14%
Middle East	104.2	10%	121.3	13%
Asia	110.1	10%	108.3	11%
Other	8.4	1%	11.5	1%
	$1,069.5	100%	$952.7	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 28, 2018	December 29, 2017

Assets
Current assets:
Cash and cash equivalents	$22.5	$25.1
Trade accounts receivable, net	362.9	358.8
Other accounts receivable, net	88.8	73.6
Inventories, net	545.8	541.8
Other current assets	68.6	20.5
Total current assets	1,088.6	1,019.8

Investment in and advances to unconsolidated companies	6.1	2.0
Property, plant and equipment, net	1,409.9	1,328.3
Goodwill	421.4	261.9
Intangible assets, net	177.4	45.9
Other noncurrent assets	118.6	109.0
Total assets	$3,222.0	$2,766.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$544.3	$382.4
Current portion of long-term debt and capital lease obligations	0.5	0.6
Other current liabilities	13.1	10.8
Total current liabilities	557.9	393.8

Long-term debt and capital lease obligations	629.0	357.0
Other noncurrent liabilities	224.3	224.9
Total liabilities	1,411.2	975.7

Redeemable noncontrolling interests	41.8	—

Total Fresh Del Monte Produce Inc. shareholders' equity	1,743.3	1,767.4
Noncontrolling interests	25.7	23.8
Total shareholders' equity	1,769.0	1,791.2
Total liabilities and equity	$3,222.0	$2,766.9

Selected Balance Sheet Data:
Working capital	$530.7	$626.0
Total debt	$629.5	$357.6

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 28, 2018	September 29, 2017
Operating activities:
Net income	$16.4	$125.9
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	72.5	60.2
Amortization of debt issuance costs	0.5	0.3
Asset impairment, net	31.6	2.2
Share-based compensation expense	8.8	9.4
Deferred income taxes	3.8	2.1
Gain on disposal of property, plant and equipment, net	(5.9)	(1.2)
Foreign currency translation adjustment	(1.0)	7.4
Other	0.1	0.3
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables	21.2	6.8
Inventories	17.9	(16.0)
Prepaid expenses and other current assets	(13.4)	(1.6)
Accounts payable and accrued expenses	123.3	(2.8)
Other noncurrent assets and liabilities	(5.2)	(8.8)
Net cash provided by operating activities	270.6	184.2

Investing activities:
Capital expenditures	(119.1)	(102.8)
Investments in unconsolidated companies	(4.2)	—
Proceeds from sales of property, plant and equipment	9.1	4.0
Purchase of businesses, net of cash acquired	(371.8)	—
Net cash used in investing activities	(486.0)	(98.8)

Financing activities:
Net borrowings on long-term debt	269.6	51.7
Distributions to noncontrolling interests, net	(2.4)	(4.0)
Net proceeds related to share-based awards	(0.6)	(4.2)
Dividends paid	(21.8)	(22.7)
Repurchase and retirement of ordinary shares	(29.4)	(96.3)
Net cash provided by (used in) financing activities	215.4	(75.5)

Effect of exchange rate changes on cash	(2.6)	(0.1)

Net (decrease) increase in cash and cash equivalents	(2.6)	9.8
Cash and cash equivalents, beginning	25.1	20.1
Cash and cash equivalents, ending	$22.5	$29.9

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Fresh Del Monte Produce Inc.

Third Quarter 2018 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

Other Fresh Produce
Net sales for the third quarter of 2018 increased to $584.9 million, compared with $468.0 million in the third quarter of 2017. The increase in net sales was primarily due to higher net sales in the Company's fresh-cut, vegetable and non-tropical product lines. Gross profit for the third quarter of 2018 decreased to $37.7 million, compared with gross profit of $44.4 million in the third quarter of 2017.

Fresh-cut - Net sales increased 60% to $254.5 million, compared with the prior year, principally due to the acquisition of Mann Packing. Volume increased 94%. Pricing was 17% lower. Unit cost was 17% lower.
Non-tropical - Net sales increased 6% to $40.6 million, compared with the prior year. Volume was in line with the prior year period. Pricing increased 6%. Unit cost was 3% lower.
Vegetables - Net sales increased to $36.4 million, compared with $6.5 million in the prior year. Volume increased principally due to the acquisition of Mann Packing. Pricing was 6% lower. Unit cost was 13% lower.
Gold pineapple - Net sales decreased 6% to $112.3 million, compared with the prior year. Volume was in line with the prior year period. Pricing was 6% lower. Unit cost was 9% higher.
Avocados - Net sales decreased 6% to $84.7 million, compared with the prior year. Volume increased 37%. Pricing decreased 32%. Unit cost was 29% lower.
Bananas
Net sales for the third quarter of 2018 decreased to $397.4 million, compared with $409.2 million in the third quarter of 2017. Volume was 6% lower than the prior year. Worldwide pricing increased $0.40, or 3%, to $13.92 per unit, compared with $13.52 per unit in the third quarter of 2017. Gross profit for the third quarter of 2018 increased to $10.3 million, compared with $5.7 million in the third quarter of 2017. Unit cost was 2% higher than the prior year period.
Prepared Food
Net sales for the third quarter of 2018 increased to $87.2 million, compared with $75.5 million in the third quarter of 2017, primarily the result of higher net sales in the Company's prepared meals and prepared vegetables product lines, principally due to the acquisition of Mann Packing, partially offset by lower net sales in the Company's canned pineapple product line and lower net sales in the Company's poultry business. Gross profit for the quarter decreased to $4.6 million, compared with $8.2 million in the third quarter of 2017, principally the result of lower selling prices.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the third quarter increased to $49.4 million, compared with $41.2 million in the third quarter of 2017, principally due to higher selling, marketing and administrative expenses in North America as a result of the acquisition of Mann Packing. The $8.2 million increase includes $4.0 million of amortization of intangible assets related to the acquisition of Mann Packing.
Cash Flows
Net cash provided by operating activities for the first nine months of 2018 was $270.6 million, compared with $184.2 million in the same period of 2017. The increase in net cash provided by operating activities was primarily attributable to higher levels of accounts payable and accrued expenses, partially offset by lower net income.

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Fresh Del Monte Produce Inc.

Other Expense, Net
Other expense, net for the third quarter was an expense of $2.4 million, compared with an expense of $1.0 million in the third quarter of 2017.
Total Debt
Total debt increased from $357.6 million at the end of 2017 to $629.5 million at the end of the third quarter of 2018, primarily related to the acquisition of Mann Packing.
Interest Expense, Net
Interest expense, net for the third quarter was $6.8 million, compared with $1.0 million in the third quarter of 2017. The increase was due to higher average loan balances as a result of the acquisition of Mann Packing, along with higher interest rates.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, loss (gain) on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as adjusted operating income (loss), adjusted net income (loss) and adjusted net income (loss) per diluted share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Adjusted gross profit, adjusted operating income (loss) and adjusted net income (loss) provide us with an understanding of the results from the primary operations of our business. We use adjusted operating income (loss) and adjusted net income (loss) to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Reconciliation
(U.S. dollars in millions, except per-share amounts) - (Unaudited)
	Quarter ended
	September 28, 2018				September 29, 2017
	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$52.6	$(11.3)	$(21.5)	$(0.44)	$58.3	$16.7	$11.5	$0.23
Adjustments:
Other charges (1)	—	—	—	—	0.3	0.3	0.3	0.01
Asset impairment and other charges, net (1)	—	14.5	14.5	0.30	—	0.7	0.7	0.01
Gain on sale and disposal of assets, net (2)	—	—	—	—	—	(0.6)	(0.6)	(0.01)
As adjusted	$52.6	$3.2	$(7.0)	$(0.14)	$58.6	$17.1	$11.9	$0.24

	Nine months ended
	September 28, 2018				September 29, 2017
	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$237.4	$59.0	$12.1	$0.25	$280.6	$150.1	$127.1	$2.49
Adjustments:
Other charges (1)	0.2	0.2	0.2	—	0.6	0.6	0.6	0.01
Asset impairment and other charges, net (1)	—	36.4	36.4	0.74	—	0.7	0.7	0.01
Gain on sale and disposal of assets, net (2)	—	(5.9)	(5.9)	(0.12)	—	(1.5)	(1.5)	(0.03)
As adjusted	$237.6	$89.7	$42.8	$0.87	$281.2	$149.9	$126.9	$2.48

(1)
Asset impairment and other charges, net for the quarter ended September 28, 2018 included restructuring activities in Asia, Central America and South America. Asset impairment and other charges, net for the nine months ended September 28, 2018 also included restructuring costs related to Asia and South America and acquisition costs in North America. Asset impairment and other charges, net for the quarter ended September 29, 2017 included impairment charges in South America. Asset impairment and other charges, net for the nine months ended September 29, 2017 also included insurance proceeds related to previously announced flooding in South America offset by impairment charges in Asia.

(2)
Gain on sale and disposal of assets, net for the nine months ended September 28, 2018 primarily related to a gain on property and assets sales in Europe and South America offset by asset disposals in South America due to restructuring activities. Gain on sale and disposal of assets, net for the quarter ended September 29, 2017 and for the nine months ended September 29, 2017 primarily related to maritime equipment sales. Gain on sale and disposal of assets, net is included in gain on disposal of property, plant and equipment in the Condensed Consolidated Statements of Operations.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2018 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for over 125 years. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, beliefs or current expectations of us or our officers (including statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions) with respect to various matters, including our plans and future performance.  These forward-looking statements involve risks and uncertainties.  Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect our sales volume and results, including our ability to command premium prices for certain of our principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the recent vote in the United Kingdom to leave the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iv) our anticipated cash needs in light of our liquidity, (v) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as ours, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) our plans for expansion of our business (including through acquisitions) and cost savings, (x) our ability to successfully integrate acquisitions into our operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiv) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 29, 2017 along with other reports that the Company has on file with the Securities and Exchange Commission.

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